NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 6, 2012
Dear 40l(k) Plan Participant:
This letter and the enclosed proxy materials are being sent to you in connection with the 2012 Annual Meeting of Stockholders of Sauer-Danfoss Inc. because you are a participant in the Sauer-Danfoss Employees’ Savings Plan, and you have elected to invest a portion of your 401(k) plan contributions in Sauer-Danfoss stock. In order to direct Bank of America, NA, the trustee of your 40l(k) plan (the “Trustee”), to vote the shares of Sauer-Danfoss stock held on your behalf under your 40l(k) plan, you must return the enclosed proxy card to the Company’s transfer agent in the enclosed return envelope, so that the transfer agent receives it no later than June 3, 2012. The transfer agent will tabulate the votes for the 401(k) plan participants and transmit the information to the Trustee to permit the Trustee to vote the shares.
Most 401(k) plan participants also have the option of directing the Trustee via the Internet or by using a toll-free telephone number. Check your proxy card to see which options are available to you. Please be aware that if you transmit your instructions over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible. The Internet and telephone facilities will be available until 11:59 p.m. (CST) on June 3, 2012.
Please note that the enclosed proxy materials begin with a Notice of Annual Meeting addressed generally to Sauer-Danfoss stockholders. The information about the annual meeting in the letter and Notice is applicable to all stockholders, including those who hold securities through the Company’s 401(k) plans, but the mailing and voting instructions in that letter apply only to shares held outside the 401(k) plans. This letter provides the specific mailing instructions applicable to instructing the Trustee on how to vote the Sauer-Danfoss shares held through your 401(k) plan. The proxy card and return envelope enclosed herewith have been specifically coded for 401(k) plan participants.
If you also hold shares of Sauer-Danfoss Inc. stock outside of your 40l(k) plan as a beneficial owner, you will receive a separate set of proxy materials to enable you to vote the shares held in your individual capacity. The proxy card enclosed with this mailing cannot be used to vote the shares held in your individual capacity; it may only be used to direct the Trustee to vote the shares held on your behalf under the 40l(k) plan in which you participate. The Trustee will vote the shares held in the 40l(k) plan on your behalf in accordance with your instructions on the enclosed proxy card or transmitted over the Internet or by telephone. If you do not give your instructions via the Internet, by using the toll-free telephone number, or by returning the proxy card to the transfer agent so that it is received by June 3, 2012, the Trustee will vote the shares held on your behalf in the same proportion as the Trustee votes the shares held on behalf of the other participants in your 40l(k) plan for whom the Trustee does receive voting instructions.

The 2012 Annual Meeting of Stockholders of Sauer-Danfoss Inc. will be held on Wednesday, June 6, 2012 at 8:30 a.m. (local time), at the Park Hyatt Shanghai, 100 Century Avenue, Pudong, Shanghai, People’s Republic of China. At the meeting, stockholders will act on the following matters:

1.	To elect ten (10) directors for a term expiring at the Annual Meeting of Stockholders to be held in 2013, and until their respective successors are duly elected and shall qualify.

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2011.

3.	To transact such other business as may properly come before the meeting or any postponement or adjournment.
You cannot attend the meeting to vote the shares held for your account under your 401(k) plan in person; you can only direct the Trustee to vote on your behalf. Stockholders of record at the close of business on April 17, 2012, are entitled to notice of and to vote at the annual meeting or any postponement, adjournment, or adjournments.
In order to direct the Trustee to vote the shares held on your behalf under the 40l(k) plan in accordance with your wishes, you must transmit your instructions via the Internet, by telephone, or by returning the enclosed proxy card so that the transfer agent receives it prior to 11:59 p.m. (CST) on Sunday, June 3, which is three business days prior to the date of the Annual Meeting of Stockholders. The Trustee will then properly tabulate and carry out the voting instructions it receives.

By order of the Board of Directors,

/s/ Kenneth D. McCuskey
Kenneth D. McCuskey
Corporate Secretary
Ames, Iowa
April 27, 2012